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                                        Rule 424(b)(3)
                                        File No. 333-58723

Pricing Supplement No. 2                       Dated: October 8, 1998
(To Prospectus dated July 17, 1998
Prospectus Supplement dated August 28, 1998)



U.S.$5,000,000,000

Heller Financial, Inc.

Medium-Term Notes, Series I

(Registered Notes-Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $100,000,000               Issue Price: 100%

Original Issue Date: October 13, 1998        Stated Maturity Date: October 13,
                                             1999

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [ ] Commercial Paper Rate [X] LIBOR [ ] Treasury Rate
             [ ] Federal Funds Rate [ ] Prime Rate [ ] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement:
The 13th day of January, April, July and October, beginning January 13, 1999 up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 13th day of January, April, July and October, beginning January 13, 1999 up to and including the Stated Maturity Date.

Interest Determination Date(s): Two London Banking Days prior to each Interest Reset Date.
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Initial Interest Rate: 5.59375%

Index Maturity: 3 month Libor

Day Count Convention: Act/360

Maximum Interest Rate: N/A                    Minimum Interest Rate: N/A

Spread (+/-):+.25%                            Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be        % of the principal amount
     of the Note to be redeemed and shall decline at each anniversary of the
     Initial Redemption Date by        % of the principal amount to be redeemed
     until the Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .05%

Other Provisions:   a)   AMOUNT ISSUED TO DATE, PRIOR TO PRICING
                         SUPPLEMENT NO. 2 UNDER MTN-SERIES I PROGRAM:
                         $330,000,000.00
                    b)   CUSIP #42333HKL5

Agent: Chase Securities Inc.                     Credit Suisse First Boston
       270 Park Avenue                           11 Madison Avenue
       New York, New York 10017                  New York, New York 10010-3629